Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	August 5, 2013	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings and Narrows 2013 Earnings Guidance; Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2013.

Summary:

●	Consolidated net income and diluted earnings per share from continuing operations totaled $7.5 million and $0.21, respectively, compared with $6.9 million and $0.19 for the second quarter of 2012.
●
Consolidated net income and diluted earnings per share from continuing and discontinued operations totaled $7.7 million and $0.21, respectively, compared with a net loss of $17.4 million and a diluted loss of $0.48 per share for the second quarter of 2012.

●
Net income from discontinued operations was $0.2 million compared with a net loss of $24.3 million for the second quarter of 2012, which included a $27.5 million net-of-tax asset impairment charge at the corporation’s former wind tower business.

●	Consolidated revenues from continuing operations were $212.4 million compared with $211.4 million for the second quarter of 2012.

CEO Overview
“Overall, our 2013 second quarter results met our expectation for improved earnings over 2012,” said Otter Tail Corporation President and CEO Jim McIntyre. “The successful realignment of our portfolio has better positioned us for stronger execution within our remaining companies. The year-to-date results from continuing operations of $22.7 million in net income and $0.61 in diluted earnings per share compared to $17.1 million and $0.46 for 2012, a 33% improvement, further indicate progress toward a successful 2013.

“Our success in significantly reducing risk and stabilizing earnings has also been reflected in a recent upgrade of our corporate credit ratings by Standard and Poor’s for both Otter Tail Corporation and Otter Tail Power Company.  In addition, Fitch Ratings recently announced a favorable outlook change from negative to stable for both Otter Tail Corporation and Otter Tail Power Company.

“Despite lower earnings in the Electric segment relative to the same quarter in 2012, we remain confident in the Utility’s ability to deliver earnings within our guidance. Regarding Otter Tail Power Company’s growth strategy, we are half-way through our build-out of our three initial CapX2020 transmission projects, and they are on pace to make their expected contribution to earnings.

“Our Plastics segment, which includes PVC pipe manufacturers Northern Pipe Products and Vinyltech, remains a bright spot. Strong sales volume and margins resulted in better-than-expected net income from our plastic pipe companies. Sales volume from our Vinyltech plant in Arizona increased 36% over second quarter 2012 sales as housing markets continue to show improvement in South Central and Southwest regions of the United States. Northern Pipe Products continues to capitalize on opportunities in the Bakken oil fields of western North Dakota, and throughout its other markets.

“Within our Construction segment, Foley, our mechanical and prime contractor on industrial projects, showed substantial improvement compared to the second quarter of 2012, swinging from a sizable loss to profitability. Aevenia, our electrical contractor, was hampered by adverse weather throughout the Midwest resulting in delays, higher project costs and lower productivity. Overall, the Construction segment provided a slight profit in the second quarter of 2013.

“Earnings from our Manufacturing segment were down 18% compared with second quarter 2012 as a result of $3.2 million in lower sales, but were in line with management’s expectations. Tooling activity at BTD, our metal parts stamping and fabrication company, has ramped up in preparation for increased sales in the second half of 2013 and into 2014. BTD’s focus on operational excellence has further improved its quality and its cost effectiveness.

“Based on second quarter and year-to-date results and our expectations for the rest of the year, we are narrowing our earnings guidance for 2013 diluted earnings per share from continuing operations to $1.30 to $1.50.”

Cash Flow from Operations, Liquidity and Financing
The corporation’s consolidated cash flow from continuing operations for the six months ended June 30, 2013 was $48.8 million compared with $45.6 million for the six months ended June 30, 2012. The following table presents the status of the corporation’s lines of credit as of June 30, 2013:

(in thousands)	Line Limit	In Use On June 30, 2013	Restricted due to Letters of Credit	Available on June 30, 2013
Otter Tail Corporation Credit Agreement	$150,000	$--	$680	$149,320
Otter Tail Power Company Credit Agreement	170,000	1,117	1,189	167,694
Total	$320,000	$1,117	$1,869	$317,014

Otter Tail Power Company plans to close on a private placement of $150 million of senior unsecured debt on August 14, 2013. On June 28, 2013 the issuance was priced as follows:

Principal Amount	Term	Rate
$60 million	15 years	4.68%
$90 million	30 years	5.47%

Proceeds from the issuance, scheduled to fund on February 27, 2014, will be used for planned construction program expenditures and to retire Otter Tail Power Company’s $40.9 million unsecured term loan.

Board of Directors Declared Quarterly Dividend
On August 2, 2013 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable September 10, 2013 to shareholders of record on August 15, 2013.

Segment Performance Summary
Electric
Electric revenues and net income were $82.9 million and $3.6 million, respectively, compared with $79.0 million and $5.2 million for the second quarter of 2012. Electric retail revenues increased $3.5 million, as a result of:

●	a $1.7 million increase in Transmission Cost Recovery Rider revenues as a result of increased investment in transmission assets,
●
a $1.1 million increase in revenue related to a 6.0% increase in retail kilowatt-hour (kwh) sales resulting, in part, from colder spring weather in 2013 compared with 2012, as heating-degree days were up 70.3% between the quarters, and

●
a $0.9 million increase in revenue related to the recovery of increased fuel and purchased power costs driven by increased kwh generation to meet higher retail kwh sales demand and by higher purchased power prices, tempered by lower prices for fuel per kwh generated and a reduction in kwhs purchased, offset by:
●	a $0.2 million decrease in Renewable Resource Cost Recovery Rider revenue in Minnesota.

Wholesale electric revenues from company-owned generation increased $1.4 million as a result of a 55.4% increase in wholesale kwh sales combined with an 8.9% increase in wholesale electric prices driven by increased market demand due, in part, to the colder spring in 2013. Otter Tail Power Company also had more generation resources available to meet wholesale demand in the second quarter of 2013.

Other electric operating revenues decreased $1.1 million as a result of:
●	a $0.9 million reduction in estimated revenue from shared use of transmission facilities with another regional transmission provider under an integrated transmission service agreement, and
●	a $0.3 million decrease in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues due to implementation of a revised and lower tariff in October 2012, offset by
●
a $0.2 million increase in revenue from steam sales to an ethanol producer adjacent to the Big Stone Plant site, due to the customer burning less natural gas to meet its steam requirements in 2013 in response to higher natural gas prices.

Fuel costs increased $3.1 million as a result of a 35.3% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, partially offset by a 7.4% decrease in the cost of fuel per kwh generated. Generation levels increased as a result of greater plant availability and in response to higher demand due to colder weather in the second quarter of 2013 compared with the second quarter of 2012. The average cost of fuel per kwh of generation decreased mainly as a result of a 17.8% decrease in the cost of fuel per kwh generated at Otter Tail Power Company’s Big Stone Plant combined with a 14.0% increase in kwhs generated at that plant and a 75.6% increase in kwhs generated at Coyote Station, Otter Tail Power Company’s lowest fuel-cost plant, which was shut down for seven weeks of scheduled maintenance in the second quarter of 2012.

The cost of purchased power for retail sales decreased $1.1 million as a result of a 23.7% decrease in kwhs purchased, partially offset by a 19.5% increase in the cost per kwh purchased. The decrease in kwhs purchased was directly related to an increase in the availability of owned generation to serve retail load.

Electric operating and maintenance expenses increased $3.7 million mainly due to the following:
●
a $1.3 million increase in general and administrative expenses, mostly related to an increase in corporate costs allocated to the Electric segment due, in part, to changes in corporate cost allocation factors resulting from the corporation’s recent divestitures,

●
a $1.2 million increase in labor and benefit expenses, mainly due to increases in pension and retirement health benefit costs resulting from reductions in discount rates related to projected benefit obligations,

●	a $1.0 million increase in MISO transmission tariff charges related to increasing investments in regional CapX2020 and MISO-designated Multi-Value transmission projects,
●
a $0.7 million discount recorded on the Minnesota jurisdictional share of abandoned Big Stone II project transmission assets that were transferred from construction work in progress to a regulatory asset account for future recovery as the initial investment was deemed prudent but potential future uses for the assets did not materialize, and

●	a $0.3 million increase in property tax expense related to higher property value assessments in Minnesota and South Dakota,

offset by:
●	a $0.8 million reduction in external service costs, which were higher in the second quarter of 2012 as a result of the seven-week scheduled maintenance outage at Coyote Station.

Interest charges decreased $0.5 million as a result of Otter Tail Power Company’s debt refinancing on March 1, 2013 when it borrowed $40.9 million under an unsecured term loan due June 1, 2014, bearing interest at LIBOR plus 0.875% and, with the proceeds, redeemed its $25.1 million in outstanding 4.65% Grant County, South Dakota Pollution Control Refunding Revenue Bonds and 4.85% Mercer County, North Dakota Pollution Control Refunding Revenue Bonds, and repaid its $15.5 million intercompany note to the corporation that represented the corporation’s cumulative preferred shares that were also redeemed on March 1, 2013.

A decrease in income tax expense of $0.7 million related to a $1.6 million decrease in income before income taxes was offset by:
●	the reversal of $0.3 million in deferred tax assets related to a reduction in North Dakota corporate income tax rates in 2013,
●	the reversal of $0.2 million in deferred tax assets due to a valuation allowance related to charitable contributions carried forward from 2008, and
●	$0.2 million in tax expense related to a reduction in deductible Medicare Part D benefit payments.

Manufacturing
Manufacturing revenues and net income were $49.8 million and $2.0 million, respectively, compared with $53.0 million and $2.5 million for the second quarter of 2012.
●
At BTD, revenues decreased $3.0 million and net income decreased $0.4 million as a result of lower sales volume mainly due to reduced demand from customers in end markets serving the construction and energy industries. The decline in sales and its negative impact on net income was partially offset by a $2.6 million decrease in costs of goods sold.

●	At T.O. Plastics, revenues decreased by $0.2 million and net income decreased $0.1 million mainly as a result of a decrease in sales of packaging products.

Construction
Construction revenues and net income were $35.0 million and $24,000, respectively, compared with revenues of $37.9 million and a net loss of $1.8 million for the second quarter of 2012.
●
Foley revenues increased $0.6 million and Foley recorded $0.4 million in net income in the second quarter of 2013 compared to a net loss of $2.1 million for the second quarter of 2012 resulting from cost overruns and losses incurred on certain major projects in progress in the second quarter of 2012.

●
Aevenia’s revenues decreased $3.5 million and it incurred a $0.4 million net loss in the second quarter of 2013 compared with $0.3 million in net income in the second quarter of 2012 due, in part, to a colder and wetter spring in 2013 delaying the start of many construction projects relative to the early start to construction that was facilitated by extremely mild weather in the second quarter of 2012. Aevenia’s second quarter 2012 results also included revenues of $2.1 million and net income of $0.1 million from Moorhead Electric, Inc., an Aevenia subsidiary that was sold in October 2012.

Plastics
Plastics revenues and net income were $44.8 million and $3.9 million, respectively, compared with $41.5 million and $4.1 million for the second quarter of 2012. The $3.3 million increase in revenue is the result of a 10.2% increase in pounds of PVC pipe sold, partially offset by a 2.1% decrease in the price per pound of pipe sold. Sales volume increased as construction and housing markets continued to improve in the South Central and Southwest regions of the United States. Sales volume increases in these regions were partially offset by lower sales in the North Central United States due to a colder and wetter spring in 2013. The revenue increase was more than offset by a $3.6 million increase in the cost of PVC pipe sold due to the increased sales volume in combination with a 1.3% increase in the cost per pound of PVC pipe sold related to higher raw material costs.

Corporate
Corporate expenses, net-of-tax, decreased $1.0 million between the quarters as a result of lower interest expenses related to the July 2012 early redemption of the corporation’s $50 million, 8.89% senior unsecured note, lower insurance costs, and increased allocation of costs to the Electric segment offset by higher labor and employee benefit expenses.

Discontinued Operations
Disposals and settlements of remaining assets and liabilities of discontinued operations resulted in $0.2 million in net income from discontinued operations in the second quarter of 2013 compared to a net loss of $24.3 million in the second quarter of 2012 mainly related to asset impairment charges taken at our wind tower manufacturing business to reduce the value of the assets to their net realizable values based on a sales price agreed to in a nonbinding letter of interest in June 2012.

2013 Business Outlook

The corporation is narrowing its consolidated earnings per share from continuing operations guidance for 2013 to be in the range of $1.30 to $1.50 from its previous guidance of $1.30 to $1.55. This guidance reflects the current mix of businesses owned by the corporation and considers the cyclical nature of some of the corporation’s businesses.

Segment components of the corporation’s 2013 earnings per share guidance range are as follows:

	Previous 2013 EPS Guidance		Current 2013 EPS Guidance
	Low	High	Low	High
Electric	$1.02	$1.07	$1.02	$1.06
Manufacturing	$0.28	$0.33	$0.27	$0.31
Construction	$0.06	$0.11	$0.01	$0.05
Plastics	$0.25	$0.30	$0.31	$0.35
Corporate	($0.31)	($0.26)	($0.31)	($0.27)
Total – Continuing Operations	$1.30	$1.55	$1.30	$1.50

Contributing to the earnings guidance for 2013 are the following items:

●	The corporation is narrowing its guidance for 2013 for its Electric segment based on increases in benefit and administrative costs.

●	The corporation is also narrowing its guidance and reducing the low end of the range for 2013 for its Manufacturing segment due to the following factors:
o	Order volume across the end markets of the construction, energy and lawn and garden industries have softened for the remainder of 2013 affecting BTD’s customers in these industries.
o	Lower earnings are now expected in 2013 at T.O. Plastics, primarily due to a key customer announcing plans to produce certain products in house rather than outsource the work to T.O. Plastics.
o	Backlog for the manufacturing companies is approximately $76 million for 2013 compared with $71 million one year ago.

●
The corporation is reducing its 2013 guidance for its Construction segment due to disappointing results at Aevenia during the first six months of 2013. Segment net income is still expected to be higher in 2013 than 2012 due to improved cost control processes in construction management and selective bidding on projects with the potential for higher margins. Foley’s performance on certain large projects negatively impacted 2012 results. These projects were substantially completed in 2012 and Foley’s internal bidding and estimating project review procedures have been improved such that the corporation expects Foley to be profitable in 2013. Backlog in place for the construction businesses is $74 million for 2013 compared with $73 million one year ago.

●	The corporation is increasing its 2013 guidance for its Plastics segment based on the strength of its performance in the first half of 2013.

●	Corporate general and administrative costs are expected to be in line with previous 2013 guidance.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, August 6, 2013, at 10:00 a.m. CDT to discuss the company’s financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast.  An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2013 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2013. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The corporation currently has $7.3 million of goodwill and a $1.1 million indefinite-lived trade name recorded on its consolidated balance sheet related to the acquisition of Foley Company in 2003. Foley Company generated a large operating loss in 2012 due to significant cost overruns on certain construction projects. If operating margins do not meet the corporation’s projections, the reductions in anticipated cash flows from Foley Company may indicate that its fair value is less than its book value, resulting in an impairment of some or all of the goodwill and indefinite-lived trade name associated with Foley along with a corresponding charge against earnings.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	The corporation’s plans to grow and operate its manufacturing and infrastructure businesses could be limited by state law.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●
A significant failure or an inability to properly bid or perform on projects or contracts by the corporation’s construction businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s construction subsidiaries enter into contracts which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, and infrastructure businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2013 and 2012 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2013	2012	2013	2012
Operating Revenues by Segment
Electric	$82,862	$78,963	$183,872	$168,966
Manufacturing	49,793	53,039	102,959	112,473
Construction	34,994	37,934	61,419	73,551
Plastics	44,761	41,490	82,161	76,365
Corporate Revenue and Intersegment Eliminations	(21)	(25)	(68)	(64)
Total Operating Revenues	212,389	211,401	430,343	431,291
Operating Expenses
Fuel and Purchased Power	26,848	24,783	61,440	54,365
Nonelectric Cost of Goods Sold (depreciation included below)	103,937	108,426	195,999	218,722
Electric Operating and Maintenance Expense	38,814	35,077	74,177	67,707
Nonelectric Operating and Maintenance Expense	12,176	12,979	25,954	26,881
Asset Impairment Charge - Electric	--	--	--	432
Depreciation and Amortization	14,835	14,890	29,755	29,683
Total Operating Expenses	196,610	196,155	387,325	397,790
Operating Income (Loss) by Segment
Electric	6,528	8,656	26,952	25,615
Manufacturing	4,232	5,016	10,581	11,719
Construction	149	(2,558)	(1,550)	(9,348)
Plastics	6,808	7,120	13,525	12,872
Corporate	(1,938)	(2,988)	(6,490)	(7,357)
Total Operating Income	15,779	15,246	43,018	33,501
Interest Charges	6,877	8,472	13,857	17,066
Other Income	696	644	1,557	1,626
Income Tax Expense – Continuing Operations	2,094	517	7,980	985
Net Income (Loss) by Segment – Continuing Operations
Electric	3,583	5,191	15,514	16,207
Manufacturing	2,045	2,501	5,363	5,966
Construction	24	(1,756)	(1,068)	(5,927)
Plastics	3,925	4,067	7,812	7,320
Corporate	(2,073)	(3,102)	(4,883)	(6,490)
Net Income from Continuing Operations	7,504	6,901	22,738	17,076
Discontinued Operations
Income - net of Income Tax Expense (Benefit) of $131, $3,093, ($75) and $3,506 for the respective periods	197	3,657	116	3,814
Impairment Loss - net of Income Tax (Benefit) of $0, ($18,114), $0 and ($18,114) for the respective periods	--	(27,459)	--	(27,459)
(Loss) Gain on Disposition - net of Income Tax (Benefit) Expense of $0, ($35), $6, and ($169) for the respective periods	--	(455)	210	(3,544)
Net Income (Loss) from Discontinued Operations	197	(24,257)	326	(27,189)
Net Income (Loss)	7,701	(17,356)	23,064	(10,113)
Preferred Dividend Requirement and Other Adjustments	--	184	513	368
Balance for Common	$7,701	$(17,540)	$22,551	$(10,481)
Average Number of Common Shares Outstanding
Basic	36,170,353	36,031,447	36,122,742	36,013,313
Diluted	36,373,606	36,222,944	36,325,527	36,204,810

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.21	$0.19	$0.61	$0.46
Discontinued Operations	--	(0.68)	0.01	(0.75)
	$0.21	$(0.49)	$0.62	$(0.29)
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.21	$0.19	$0.61	$0.46
Discontinued Operations	--	(0.67)	0.01	(0.75)
	$0.21	$(0.48)	$0.62	$(0.29)

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	June 30,	December 31,
	2013	2012

Current Assets
Cash and Cash Equivalents	$42,275	$52,362
Accounts Receivable:
Trade—Net	99,370	91,170
Other	9,189	7,684
Inventories	73,411	69,336
Deferred Income Taxes	19,362	30,964
Unbilled Revenues	11,245	15,701
Costs and Estimated Earnings in Excess of Billings	5,122	3,663
Regulatory Assets	20,313	25,499
Other	12,009	8,161
Assets of Discontinued Operations	1,132	19,092
Total Current Assets	293,428	323,632

Investments	9,342	9,471
Other Assets	27,135	26,222
Goodwill	38,971	38,971
Other Intangibles—Net	13,816	14,305

Deferred Debits
Unamortized Debt Expense	4,476	5,529
Regulatory Assets	131,545	134,755
Total Deferred Debits	136,021	140,284

Plant
Electric Plant in Service	1,434,511	1,423,303
Nonelectric Operations	190,536	186,094
Construction Work in Progress	107,248	77,890
Total Gross Plant	1,732,295	1,687,287
Less Accumulated Depreciation and Amortization	659,539	637,835
Net Plant	1,072,756	1,049,452
Total	$1,591,469	$1,602,337

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	June 30,	December 31,
	2013	2012

Current Liabilities
Short-Term Debt	$1,117	$--
Current Maturities of Long-Term Debt	182	176
Accounts Payable	97,837	88,406
Accrued Salaries and Wages	16,185	20,571
Billings In Excess Of Costs and Estimated Earnings	16,158	16,204
Accrued Taxes	8,690	12,047
Derivative Liabilities	13,294	18,234
Other Accrued Liabilities	5,985	6,334
Liabilities of Discontinued Operations	5,332	11,156
Total Current Liabilities	164,780	173,128

Pensions Benefit Liability	108,342	116,541
Other Postretirement Benefits Liability	60,082	58,883
Other Noncurrent Liabilities	24,537	22,244

Deferred Credits
Deferred Income Taxes	171,320	171,787
Deferred Tax Credits	29,258	31,299
Regulatory Liabilities	70,048	68,835
Other	523	466
Total Deferred Credits	271,149	272,387

Capitalization
Long-Term Debt, Net of Current Maturities	437,353	421,680

Cumulative Preferred Shares	--	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	181,340	180,842
Premium on Common Shares	254,947	253,296
Retained Earnings	93,221	92,221
Accumulated Other Comprehensive Loss	(4,282)	(4,385)
Total Common Equity	525,226	521,974
Total Capitalization	962,579	959,154
Total	$1,591,469	$1,602,337

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)
	For the Six Months Ended June 30,
In thousands	2013	2012
Cash Flows from Operating Activities
Net Income (Loss)	$23,064	$(10,113)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net (Gain) Loss from Sale of Discontinued Operations	(210)	3,544
Net (Income) Loss from Discontinued Operations	(116)	23,645
Depreciation and Amortization	29,755	29,683
Asset Impairment Charge	--	432
Deferred Tax Credits	(955)	(1,045)
Deferred Income Taxes	9,882	3,180
Change in Deferred Debits and Other Assets	7,519	9,960
Discretionary Contribution to Pension Plan	(10,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	4,971	6,995
Allowance for Equity-Other Funds Used During Construction	(567)	(378)
Change in Derivatives Net of Regulatory Deferral	486	748
Stock Compensation Expense – Equity Awards	786	612
Other—Net	867	3,133
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(10,126)	(7,551)
Change in Inventories	(4,075)	(866)
Change in Other Current Assets	(783)	(2,598)
Change in Payables and Other Current Liabilities	(1,362)	5,028
Change in Interest and Income Taxes Receivable/Payable	(313)	(8,832)
Net Cash Provided by Continuing Operations	48,823	45,577
Net Cash Used in Discontinued Operations	(1,971)	(60)
Net Cash Provided by Operating Activities	46,852	45,517
Cash Flows from Investing Activities
Capital Expenditures	(51,153)	(64,989)
Proceeds from Disposal of Noncurrent Assets	1,603	2,223
Net Increase in Other Investments	(25)	(268)
Net Cash Used in Investing Activities - Continuing Operations	(49,575)	(63,034)
Net Proceeds from Sale of Discontinued Operations	12,842	24,278
Net Cash Provided by (Used in) Investing Activities - Discontinued Operations	193	(12,822)
Net Cash Used in Investing Activities	(36,540)	(51,578)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	--	6,419
Net Short-Term Borrowings	1,117	11,274
Proceeds from Issuance of Common Stock	1,462	--
Common Stock Issuance Expenses	--	(86)
Payments for Retirement of Capital Stock	(15,723)	(110)
Proceeds from Issuance of Long-Term Debt	40,900	--
Short-Term and Long-Term Debt Issuance Expenses	(52)	(10)
Payments for Retirement of Long-Term Debt	(25,222)	(81)
Dividends Paid and Other Distributions	(22,097)	(21,980)
Net Cash Used in Financing Activities - Continuing Operations	(19,615)	(4,574)
Net Cash Used in Financing Activities - Discontinued Operations	--	(3,344)
Net Cash Used in Financing Activities	(19,615)	(7,918)
Net Change in Cash and Cash Equivalents – Discontinued Operations	(784)	(2,015)
Net Change in Cash and Cash Equivalents	(10,087)	(15,994)
Cash and Cash Equivalents at Beginning of Period	52,362	15,994
Cash and Cash Equivalents at End of Period	$42,275	$--